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                                                                       Exhibit 5


                         PORTER, WRIGHT, MORRIS & ARTHUR
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2096



                                November 6, 1998


American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, Pennsylvania  15086

         Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 American Eagle Outfitters, Inc. 1994 Stock Option Plan (the "Plan")

Ladies and Gentlemen:

         We have acted as counsel for American Eagle Outfitters, Inc., a Delaware corporation ("American Eagle"), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-44759) (the "Registration Statement"), filed by American Eagle with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the adoption of the Plan by American Eagle, pursuant to Rule 414 of the Act, as a successor issuer of American Eagle Outfitters, Inc., an Ohio corporation.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of American Eagle as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the shares issued under the Plan will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                 Very truly yours,

                                 /s/  Porter, Wright, Morris & Arthur

                                 PORTER, WRIGHT, MORRIS & ARTHUR